Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison	702.878.0700
	President, Chief Executive Officer and Chairman of the Board

	Patrick Hartman	702.947.3514
	Executive Vice President, Chief Financial Officer
COMMUNITY BANCORP ANNOUNCES
1ST QUARTER 2008 RESULTS
LAS VEGAS, Nev. — (BUSINESS WIRE)—April 22, 2008— Community Bancorp (NASDAQ: CBON), the Las Vegas-based community bank holding company with $1.7 billion in total assets as of March 31, 2008, operating through Community Bank of Nevada and Community Bank of Arizona, today announced financial results for the three months ended March 31, 2008.
Overview for the First Quarter 2008
     Linked Quarter
•	Net income for the first quarter of 2008 was $2.7 million (or $0.26 per diluted share) compared to $3.8 million (or $0.36 per diluted share) for the fourth quarter of 2007.

•	Gross loans increased $48.9 million, or 13.9% annualized, during the first quarter of 2008.

•	Non-performing loans were $13.7 million at March 31, 2008, or 0.93% of gross loans, compared to $12.1 million, or 0.85% of gross loans, at December 31, 2007.

•	Other real estate owned (“OREO”) was $2.8 million at March 31, 2008 and the Company had no OREO at December 31, 2007. Charge-offs, net of recoveries, and the provision for loan losses amounted to $1.4 million and $4.2 million, respectively, for the first quarter of 2008, compared to $940,000 and $1.9 million, respectively, for the fourth quarter of 2007.
     2008 versus 2007
•	Net income for the quarter end March 31, 2008 was $2.7 million (or $0.26 per diluted share) compared to $5.4 million (or $0.52 per diluted share) in the same period in 2007.

•	Gross loans increased 13.1%, to $1.5 billion, at March 31, 2008 compared to $1.3 billion at March 31, 2007.

•	Non-performing loans increased to 0.93% of total gross loans at March 31, 2008 compared to 0.10% at March 31, 2007.

•	OREO was $2.8 million at March 31, 2008 and the Company had no OREO at March 31, 2007. Charge-offs, net of recoveries, and the provision for loan losses amounted to $1.4 million and $4.2 million, respectively, for the first quarter of 2008, compared to net recoveries of $160,000 and a provision for loan losses of $482,000 for the first quarter of 2007.

LINKED QUARTER
Financial Performance
     Total assets increased by 1.8% (or 7.1% annually) to $1.72 billion as of March 31, 2008, from $1.69 billion as of December 31, 2007. The increase in total assets was driven primarily by a $48.9 million increase in total gross loans off-set in part by a reduction in securities available-for-sale of $17.8 million from December 31, 2007 to March 31, 2008. Asset growth during the first three months of 2008 was funded primarily through increases in wholesale deposits and borrowings of $26.0 million and current year income of $2.7 million.
     As of March 31, 2008 and December 31, 2007, gross loans represented 85.2% and 83.8%, respectively, of total assets. The Company’s lending activities consist primarily of commercial and industrial, commercial real estate and construction and land development loans. For the three months ended March 31, 2008 the largest increase in the loan portfolio was commercial and industrial, which increased 11.4%, to $234.7 million, compared to $210.6 million at December 31, 2007. The Company’s gross loan portfolio as of March 31, 2008 consisted of commercial and industrial loans — 16.0% and real estate — 83.7%. None of the Company’s loan portfolio involves sub-prime lending.
     Non-performing loans and OREO were $13.7 million and $2.8 million, respectively, at March 31, 2008, totaling $16.5 million in non-performing assets. Non-performing loans at December 31, 2007 amounted to $12.1 million and the Company had no OREO. As of March 31, 2008 approximately $11.8 million, or 86.3%, of non-performing loans was composed of five borrowers.
     Substantially all of the OREO consists of one residential project under construction on which the foreclosure was completed in March 2008. The loan to which this property pertained was a participation loan in which the Company was not the lead bank, acquired as part of our 2006 acquisition of Valley Bancorp. Concurrent with the foreclosure process the Company recognized a $1.0 million charge-off representing the difference between the estimated fair value of the property and the outstanding loan balance at foreclosure.
     Total deposits increased by $88.3 million, or 7.2%, to $1.3 billion as of March 31, 2008, from $1.2 billion as of December 31, 2007. The increase in deposits is directly attributed to an increase in interest bearing demand deposits and time deposits, driven, in part, by the Company’s participation in several wholesale deposit programs.
Income Statement Results
     Net income for the first quarter of 2008 was $2.7 million compared to $3.8 million for the fourth quarter of 2007. The decrease in net income was due to an increase in the loan loss provision and an increase in the mark-to-market loss on interest rate swaps, offset in part by the gain on the sale of the Company’s Warm Springs property (a duplicate branch facility acquired as part of the 2006 Valley Bancorp acquisition).
     Diluted earnings per share were $0.26 for the three months ended March 31, 2008, compared to $0.36 for the three months ended March 31, 2007. The decrease in the Company’s diluted earnings per share was driven primarily by the following factors:
•	A $2.3 million increase in the loan loss provision (or $0.15 per diluted share).

•	An increase in the mark-to-market loss on interest rate swaps of $449,000 (or $0.03 per diluted share).

•	Offset in part by the gain on the sale of the Company’s Warm Spring’s property of $1.2 million (or $0.08 per diluted share).
     For the quarter ended March 31, 2008, interest income was $30.0 million as compared to $31.5 million for the quarter ended December 31, 2007. The decrease in interest income is attributable to lower yields on the Company’s indexed loans (while approximately 65% of the Company’s loans are tied to recognized indexes, such as Prime or LIBOR, 47% of these have floors that are active at current market rates). For the quarter ended March 31, 2008, yields on loans decreased to 8.07% compared to 8.77% for the quarter ended December 31, 2007. The Company’s average prime rate for the quarter ended March 31, 2008 was 6.22% as compared to 7.52% for the quarter ended December 31, 2007. This change was in response to decreases in market rate targets set by the Federal Open Market Committee (FOMC) during the period September 2007 through March 31, 2008 (During the period of September 2007 through March 2008 the FOMC lowered interest rates six times in the aggregate amount of 300 basis points).
     For the quarter ended March 31, 2008, interest expense was $12.7 million as compared to $14.1 million at December 31, 2007. The decrease in interest expense was driven by decreases in interest rates paid on interest bearing liabilities, reflecting the decreases in interest rate targets set by the FOMC noted above, offset in large part by an unfavorable change in funding liability mix at March 31, 2008 compared to December 31, 2007. The unfavorable mix change occurred as a substantial amount of the Company’s loan growth and the decrease in average demand deposits during the quarter ended March 31, 2008 were funded with wholesale deposits and Federal Home Loan Bank (“FHLB”) borrowings.
     For the three months ended March 31, 2008, the Company’s net interest margin was 4.56%, compared to 4.69% for the three months ended December 31, 2007. The decrease in net interest margin was attributable to the unfavorable mix change noted above and an increase in non-performing loans, offset in part by the effect of the Company’s liability sensitive rate risk management position.
     For the three months ended March 31, 2008, net interest income before provision for loan losses was relatively stable compared to the three months ended December 31, 2007, as decreases in interest and dividend income were essentially offset by lower costs of interest bearing liabilities.
     The provision for loan losses was $4.2 million for the quarter ended March 31, 2008 as compared to $1.9 million for the quarter ended December 31, 2007. The increase in the provision for loan losses was due to an increase in charge-offs and an increase in the allowance for loan losses on impaired loans.
     Non-interest income increased to $2.2 million for the quarter ended March 31, 2008 as compared to $929,000 for the quarter ended December 31, 2007. The increase was primarily due to the gain on the sale of the Company’s Warm Springs property and the gain related to called available-for-sale securities during the first quarter of 2008.
     Non-interest expense increased to $11.1 million for the quarter ended March 31, 2008, as compared to $10.6 million for the quarter ended December 31, 2007. The increase was primarily attributable to three factors: (1) the recognized mark-to-market loss on the Company’s interest rate swaps increasing $449,000; (2) increases in the allowance for off-balance commitments to extend credit of approximately $112,000 and; (3) increases in the Company’s operational losses of approximately $40,000.
     “Results of the first quarter, while lower than the first and fourth quarter of 2007, are in line with current economic conditions. However, we are still growing our loan portfolio with high quality credit and generating earnings. We are monitoring and managing our credit risks and assuring that our loan loss allowance is adequate in this changing environment. Both the Las Vegas and Phoenix markets are continuing to work through rapidly changing real estate values.
     Continued emphasis on core deposit growth is ongoing. We believe that organic growth and retention of our core deposit base is important moving forward. The deposit environment is competitive and price sensitive and we have focused on building relationships that will provide these valuable core deposits which will improve our margins.
     We continue to be positive about the Company and the potential for organic growth in loans and deposits. With the acquisition of land for additional branches in Mesa and Goodyear, Arizona and more branch openings in Nevada, we continue to push forward. We have built an infrastructure of experienced bankers in Nevada and Arizona which provides the talent to execute our strategies. As we recruit experienced bankers, market to our current and prospective customers and provide exceptional service we believe we will see positive results. We continue to believe our markets provide opportunities for strong future growth as we manage through this economic cycle,” said Edward M. Jamison, President and Chief Executive Officer.

2008 VERSUS 2007
Financial Performance
     For the first quarter of 2008, the Company’s return on average shareholders’ equity (“ROAE”) was 4.5% compared to 9.9% for the first quarter of 2007. The decrease in ROAE was due to lower net interest income before provision for loan losses, an increase in the provision for loan losses, the mark-to-market loss on interest rate swaps for which there was no corresponding expense in the first quarter of 2007 and increases in other non-interest expenses, offset by the gain recognized on the sale of the Company’s Warm Springs property.
     Return on average assets (“ROAA”) was 0.6% for the first quarter ended March 31, 2008, compared to 1.4% for the same period in 2007. The decrease in the ROAA was directly related to the Company’s decrease in net income for the quarter ended March 31, 2008 as compared to the same period in 2007.
     The Company’s efficiency ratio increased to 57.1% for the first quarter ended March 31, 2008, compared to 51.5% for the same period in 2007. The Company’s increased efficiency ratio was the result of higher non-interest expense (net interest income before provision for loan losses and non-interest income were relatively stable in the aggregate for the quarters ended March 31, 2008 and 2007). Impacting the increase in non-interest expense were increases in salaries, wages and employee benefits, advertising and public relations, professional fees, insurance and the mark-to-market loss on interest rate swaps.
Income Statement Results
     Net income for the quarter end March 31, 2008 was $2.7 million compared to $5.4 million in the same period in 2007. The decrease in net income was due to an increase in the loan loss provision and an increase in the mark-to-market loss on interest rate swaps, offset in part by the gain on the sale of the Company’s Warm Springs property.
     Diluted earnings per share were $0.26 for the three months ended March 31, 2008, compared to $0.52 for the three months ended March 31, 2007. The decrease in the Company’s diluted earnings per share was driven primarily by the following factors:
•	A $3.7 million increase in the loan loss provision (or $0.23 per diluted share).

•	Recognition of a mark-to-market loss on interest rate swaps of $829,000 (or $0.05 per diluted share).

•	Offset in part by the gain on the sale of the Company’s Warm Springs property of $1.2 million (or $0.08 per diluted share).

•	Moderately offsetting the lower net income on diluted earnings per share was the repurchase of approximately 316,200 shares by the Company during the third and fourth quarters of 2007.
     For the three months ended March 31, 2008, interest and dividend income was $30.0 million, compared to $30.9 million, for the same period in 2007. The relatively stable level of interest and dividend income resulted from two off setting factors. Average interest earning assets increased to $1.5 billion for the quarter ended March 31, 2008 as compared to $1.4 billion for the same period in 2007. In a stable rate environment, the increase in average interest earning assets would have increased the Company’s interest and dividend income for the three months ended March 31, 2008 by approximately $2.5 million as compared to the same period in 2007. However, the Company’s average yield on interest earning assets for the three months ended March 31, 2008 was 7.89%, compared to 8.85% in the same period in 2007. During this period average market rates decreased 209 basis points in response to decreases in market rate targets set by the FOMC noted above. Yields were further reduced by an increase in non-performing loans to $13.7 million at March 31, 2008.
     For the three months ended March 31, 2008, interest expense was $12.7 million, compared to $13.4 million for the same period in 2007. The decrease in interest expense was driven primarily by decreases in interest rates paid on interest bearing liabilities, reflecting the decreases in interest rate targets set by the FOMC noted above, offset in large part by an unfavorable change in funding liability mix at March 31, 2008 from March 31, 2007. The unfavorable mix change occurred as a substantial amount of the Company’s loan growth over the past twelve months and the decrease in average core deposits during the quarter ended March 31, 2008 as compared to March 31, 2007 were funded with wholesale deposits and FHLB borrowings.

     For the three months ended March 31, 2008, the Company’s net interest margin was 4.56%, compared to 5.03%, in the same period in 2007. The decrease in net interest margin was primarily attributable to a slower decrease in the cost of interest bearing liabilities, compared to the decrease in yields on interest earning assets, due to the unfavorable mix change noted above.
     For the three months ended March 31, 2008, net interest income before provision for loan losses was relatively stable, compared to the same period in 2007, as decreases in interest and dividend income were essentially offset by lower costs of interest bearing liabilities.
     Due to loan growth, increased charge-offs and an increase in the valuation allowance for impaired loans, the Company’s allowance for loan losses was $19.8 million as of March 31, 2008, compared to $17.1 million and $15.6 million at December 31, 2007 and March 31, 2007, respectively. The Company recorded a provision for loan losses of $4.2 million for first quarter of 2008 compared to $482,000 for the first quarter of 2007. As of March 31, 2008, the allowance for loan losses was 1.35% of gross loans, compared to 1.20% at December 31, 2007.
     Non-interest income increased to $2.2 million for the first quarter of 2008 compared to $867,000 for the first quarter of 2007. The $1.3 million increase was primarily the result of the sale of the Company’s Warm Springs property in February 2008 which resulted in a gain of approximately $1.2 million and gains on sale of securities that resulted from calls on certain of the Company’s investments at a price that exceeded the carrying value of the investment.
     For the three months ended March 31, 2008, non-interest expense was $11.1 million for the first quarter of 2008, compared to $9.5 million for the first quarter of 2007. $829,000 of the increase in non-interest expense resulted from the mark-to-market loss on interest rate swaps for which there was no corresponding expense in the first quarter of 2007. Also impacting the increase in non-interest expense were increases in salaries, wages and employee benefits, advertising and public relations, professional fees and insurance.
Capital Ratios
     Our capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies.
Business Strategy
     “We continue to be focused on high value profitable growth in loans and deposits. The markets in which we operate have been impacted by the downturn in the residential housing segment while other sectors, though slowed, are still pushing forward. Community banking has always been a reflection of the market in which a bank operates. Our markets continue to have population expansion and the potential for job growth that eventually will be the driver of change and improvement in our economic environment.
     While challenges are ahead and market shifts move our focus, our primary objectives are still providing you, our shareholder, great value and performance in these challenging and changing times.
     As I have said before we are committed to our markets, our customers and you our shareholders. We have a dedicated team of professionals that are working on your behalf. As our slogan states you can — BANK ON IT”, stated Edward M. Jamison, President and Chief Executive Officer.
About Community Bancorp
     Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada with four wholly-owned subsidiaries: 1) Community Bank of Nevada, 2) Community Bank of Arizona, 3) Community Bancorp (NV) Statutory Trust II and 4) Community Bancorp (NV) Statutory Trust III. Community Bancorp exists primarily for the purpose of holding the stock of its wholly-owned subsidiaries and facilitating their activities. Community Bank of Nevada is a Nevada state chartered bank providing a full range of commercial and consumer bank products through thirteen branches located in the greater Las Vegas area and one loan production office in Arizona. Community Bank of Arizona is an Arizona state chartered bank providing a full range of commercial and consumer bank products through three branches located in the greater Phoenix, Arizona area. We provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses.
     For more information about Community Bancorp, visit our website at www.communitybanknv.com.

     Attached to this press release is summarized financial information for the quarter ended March 31, 2008.
Forward-Looking Statements
     Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the recent fluctuations in the U.S. capital and credit markets, loan production, balance sheet management, the economic condition of the markets in Las Vegas, Nevada, or Phoenix, Arizona and their deteriorating real estate sectors, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, our ability to manage systemic risks and control operating risks, and general economic conditions. Additional information on these and other factors that could affect financial results are included in “Item 1A. Risk Factors” of our Annual Report on Form 10K for the year ended December 31, 2007, and our other Securities and Exchange Commission filings.
     When used in this document, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which we operate, demographic changes, competition, fluctuations in interest rates, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of our business, economic, political and global changes arising from the war on terrorism, the conflict with Iraq and its aftermath, and other factors referenced in our Annual Report on Form 10K for the year ended December 31, 2007, including in “Item 1A. Risk Factors.” Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp under the PSLRA’s safe harbor provisions. When relying on forward-looking statements to make decisions with respect to our Company, investors and others are cautioned to consider these and other risks and uncertainties.

COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2008	2007
	(In thousands, except share data)
ASSETS
Cash and due from banks	$18,059	$19,243
Interest bearing deposits in other banks	670	141
Federal funds sold	2,465	20

Cash and cash equivalents	21,194	19,404

Securities available for sale, at fair value	70,432	88,217
Securities held to maturity, at amortized cost (fair value of $808 as of March 31, 2008 and $817 as of December 31, 2007)	792	801
Required equity investments, at cost	14,109	14,014
Loans, net of allowance for loan losses of $19,831 as of March 31, 2008 and $17,098 as of December 31, 2007	1,443,872	1,396,890
Premises and equipment, net	25,801	27,535
Other real estate owned	2,778	—
Accrued interest and dividends receivable	7,927	8,046
Deferred income taxes, net	1,236	1,503
Bank owned life insurance	10,621	10,521
Goodwill	113,636	113,636
Core deposit intangible, net of accumulated amortization of $2,813 as of March 31, 2008 and $2,478 as of December 31, 2007	7,146	7,481
Other assets	4,056	5,473

Total assets	$1,723,600	$1,693,521

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$171,898	$170,725
Interest bearing:
Demand	732,639	672,567
Savings	24,519	28,465
Time, $100,000 or more	171,476	171,664
Other time	218,265	187,041

Total deposits	1,318,797	1,230,462

Borrowings	84,381	146,684
Accrued interest payable and other liabilities	9,352	9,090
Junior subordinated debt	72,166	72,166

Total liabilities	1,484,696	1,458,402

Stockholders’ equity
Common stock, par value: $0.001; shares authorized: 30,000,000; shares issued:
10,614,860 as of March 31, 2008 (included 155,468 shares of unvested restricted stock) and 10,620,529 as of December 31, 2007 (included 161,137 shares of unvested restricted stock)	11	11
Additional paid-in capital	169,373	168,931
Retained earnings	75,489	72,797
Accumulated other comprehensive income, net of tax	715	64

	245,588	241,803

Less cost of treasury stock, 350,575 shares as of March 31, 2008 and December 31, 2007	(6,684)	(6,684)

Total stockholders’ equity	238,904	235,119

Total liabilities and stockholders’ equity	$1,723,600	$1,693,521

COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the three months ended
	March 31, 2008	December 31, 2007	March 31, 2007
Interest and dividend income:
Loans, including fees	$28,826	$30,031	$28,934
Securities and investments	1,119	1,291	1,436
Federal funds sold	10	140	518

Total interest and dividend income	29,955	31,462	30,888

Interest expense on:
Deposits	10,143	11,493	10,697
Borrowings	1,379	1,401	1,152
Junior subordinated debt	1,154	1,225	1,530

Total interest expense	12,676	14,119	13,379

Net interest income before provision for loan losses	17,279	17,343	17,509

Provision for loan losses	4,168	1,854	482

Net interest income after provision for loan losses	13,111	15,489	17,027

Non-interest income:
Service charges and other income	663	712	628
Bank owned life insurance	100	111	118
Net swap settlements	(30)	38	48
Rental income	48	61	38
Gain on sale of securities	165	—	—
Gain on sale of property	1,210	—	—
Net gain on sale of loans	—	7	35

Total non-interest income	2,156	929	867

Non-interest expense:
Salaries, wages and employee benefits	5,865	5,690	5,712
Occupancy, equipment and depreciation	1,282	1,349	1,196
Core deposit intangible amortization	335	335	335
Data processing	230	259	315
Advertising and public relations	377	442	273
Professional fees	590	527	272
Telephone and postage	163	201	201
Stationery and supplies	195	186	166
Directors fees	117	273	128
Insurance	224	270	119
Software maintenance	146	130	105
Loan related	100	76	95
Loss on interest rate swap	829	380	—
Other operating expenses	657	485	541

Total non-interest expense	11,110	10,603	9,458

Income before income tax provision	4,157	5,815	8,436
Income tax provision	1,465	2,043	2,987

Net income	$2,692	$3,772	$5,449

EARNINGS PER SHARE:

Basic	$0.27	$0.37	$0.52

Diluted	$0.26	$0.36	$0.52

Weighted average shares outstanding

Basic	10,108,817	10,220,281	10,415,894

Diluted	10,224,744	10,366,583	10,493,721

DISTRIBUTION, RATE AND YIELD ANALYSIS OF NET INTEREST INCOME

	Three Months Ended
	March 31, 2008			December 31, 2007			March 31, 2007
		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Rate/Yield (7)(8)	Balance	Expense	Rate/Yield (7)(8)	Balance	Expense	Rate/Yield (7)(8)
	(In thousands, except percentage data)
Assets:
Interest earning assets:
Loans (1)(2)	$1,436,861	$28,826	8.07%	$1,358,566	$30,031	8.77%	$1,263,380	$28,934	9.29%
Investment securities (3)(4)	94,323	1,119	5.23%	106,656	1,291	5.20%	118,450	1,436	5.30%
Federal funds sold	1,348	10	2.98%	11,867	140	4.68%	39,233	518	5.35%

Total interest earning assets (3)	1,532,532	29,955	7.89%	1,477,089	31,462	8.48%	1,421,063	30,888	8.85%

Non-interest earning assets:
Cash and due from banks	16,058			19,469			24,950
Goodwill and intangibles	120,974			122,358			123,662
Other assets	33,234			35,242			34,180

Total assets	$1,702,798			$1,654,158			$1,603,855

Liabilities and stockholders’ equity:
Interest bearing liabilities:
Deposits:
Interest bearing demand	$75,651	$410	2.18%	$74,507	$494	2.63%	$62,832	$395	2.55%
Money market	599,325	4,939	3.31%	540,335	5,836	4.29%	473,258	5,389	4.62%
Savings	25,068	99	1.59%	30,594	164	2.13%	54,468	368	2.74%
Time	390,584	4,695	4.83%	387,997	4,999	5.11%	407,340	4,545	4.53%

Total interest bearing deposits	1,090,628	10,143	3.74%	1,033,433	11,493	4.41%	997,898	10,697	4.35%
Borrowings	124,047	1,379	4.47%	107,220	1,401	5.18%	90,589	1,152	5.16%
Junior subordinated debt	72,166	1,154	6.43%	72,166	1,225	6.73%	87,630	1,530	7.08%

Total interest bearing liabilities	1,286,841	12,676	3.96%	1,212,819	14,119	4.62%	1,176,117	13,379	4.61%

Non-interest bearing liabilities:
Demand deposits	167,766			193,778			194,585
Other liabilities	9,519			11,148			10,257

Total non-interest bearing liabilities	1,464,126			1,417,745			1,380,959
Stockholders’ equity	238,672			236,413			222,896

Total liabilities and stockholders’ equity	$1,702,798			$1,654,158			$1,603,855

Net interest income		$17,279			$17,343			$17,509

Net interest spread (5)			3.93%			3.86%			4.24%

Net interest margin (3)(6)			4.56%			4.69%			5.03%

(1)	Includes average non-accrual loans of $15.1 million, $9.8 million and $961,000 at March 31, 2008, December 31, 2007 and March 31, 2007, respectively.

(2)	Net loan fees of $2.1 million, $2.3 million and $1.7 million are included in the yield computations for the three months ended March 31, 2008, December 31, 2007 and March 31, 2007, respectively.

(3)	Yields on securities, total interest-earning assets and net interest margin have been adjusted to a tax-equivalent basis. These adjustments amounted to $108,000, $108,000 and $111,000 for March 31, 2008, December 31, 2007 and March 31, 2007, respectively.

(4)	Includes securities available for sale, securities held to maturity, interest bearing deposits in other banks and required equity investments.

(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(6)	Net interest margin is computed by dividing net interest income, on a tax equivalent basis, by total average earning-assets.

(7)	Average rates/yields for these periods have been annualized.

(8)	Yields are computed based on actual number of days during the period.

KEY PERFORMANCE INDICATORS

	1st	1st
	Quarter	Quarter	Percentage
	2008	2007	Change
	(In thousands, except share and percentage data)
SELECTED FINANCIAL RATIOS
Return on average assets	0.64%	1.38%	(53.6)%
Return on average stockholders’ equity	4.54%	9.91%	(54.2)%
Net interest margin (1)	4.56%	5.03%	(9.3)%
Efficiency ratio (2)	57.16%	51.47%	11.1%

Capital Ratios
Consolidated tier 1 leverage capital ratio	11.85%	11.96%	(0.9)%
Consolidated tier 1 risk-based capital ratio	11.27%	11.89%	(5.2)%
Consolidated total risk-based capital ratio	12.46%	13.59%	(8.3)%

Asset Quality Ratios
Non-performing loans (3)	$13,676	$1,310	944.0%
Non-performing assets (4)	$16,454	$1,310	1,156.0%
Non-performing loans to total loans	0.93%	0.10%	830.0%
Non-performing assets to total loans and OREO	1.12%	0.10%	1,020.0%
Non-performing assets to total assets	0.95%	0.08%	1,087.5%
Allowance for loan losses to total loans	1.35%	1.20%	12.5%
Allowance for loan losses to non-performing assets	121%	1,192%	(90)%
Allowance for loan losses to non-performing loans	145%	1,192%	(88)%
Net charge-offs (recoveries) to average loans (5)	0.40%	(0.05)%

(1)	Net interest margin represents net interest income on a tax equivalent basis as a percentage of average interest-earning assets.

(2)	Efficiency ratio represents non-interest expenses, excluding provision for loan losses, as a percentage of the aggregate of net interest income and non-interest income.

(3)	Non-performing loans are defined as loans that are past due 90 days or more plus loans placed on non-accrual status.

(4)	Non-performing assets are defined as assets that are past due 90 days or more plus assets placed on non-accrual status plus other real estate owned.

(5)	Annualized.
COMPOSITE OF LOAN PORTFOLIO

	March 31,		December 31,
	2008		2007
	(In thousands)
Commercial and industrial	$234,713	16.0%	$210,614	14.8%
Real estate:
Commercial	389,569	26.5%	370,464	26.1%
Residential	42,463	2.9%	43,212	3.1%
Construction and land development	796,307	54.3%	789,185	55.6%
Consumer and other	5,020	0.3%	5,707	0.4%

Total gross loans	1,468,072	100.0%	1,419,182	100.0%

Less:
Allowance for loan losses	19,831		17,098
Net unearned loan fees and discounts	4,369		5,194

Total net loans	$1,443,872		$1,396,890

Gross loans to total assets	85.2%		83.8%

ALLOWANCE FOR LOAN LOSSES

	For the three months ended
	March 31,	December 31,	March 31,
	2008	2007	2007
	(In thousands)
Balance at beginning of period	$17,098	$16,184	$14,973
Provision for loan losses	4,168	1,854	482
Less amounts charged off	(1,545)	(975)	(99)
Recoveries of amounts charged off	110	35	259

Balance at end of period	$19,831	$17,098	$15,615

COMPOSITE OF NON-ACCRUAL LOANS

	March 31, 2008			December 31, 2007
	Non-Accrual		Percent of	Non-Accrual		Percent of
	Balance	%	Total Loans	Balance	%	Total Loans
		(In thousands, except percentage data)
Commercial and industrial	$1,035	7.6%	0.07%	$2,042	16.9%	0.15%
Real Estate:
Commercial	5,884	43.0%	0.40%	4,291	35.5%	0.30%
Residential	3,950	28.9%	0.27%	—	0.0%	0.00%
Construction and land development	2,800	20.5%	0.19%	5,738	47.6%	0.40%
Consumer and Other	4	0.0%	0.00%	5	0.0%	0.00%

Total Non-Accrual Loans	$13,673	100.0%	0.93%	$12,076	100.0%	0.85%

COMPOSITE OF NON-PERFORMING ASSETS

	March 31,	December 31,	March 31,
	2008	2007	2007
	(In thousands)
Non-accrual loans, not restructured	$13,673	$12,076	$1,308
Accruing loans past due 90 days or more	3	20	2
Restructured loans	—	—	—

Total non-performing loans	13,676	12,096	1,310
OREO	2,778	—	—

Total non-performing assets	$16,454	$12,096	$1,310